EHIBIT 99.1

ALONUSA

NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President Alon USA Energy, Inc. 972-367-3649

FOR IMMEDIATE RELEASE

Investors: Jack Lascar/Sheila Stuewe DRG&E / 713-529-6600

Media: Blake Lewis Lewis Public Relations 214-269-2093 Ruth Sheetrit SMG Public Relations 011-972-547-555551

ALON USA ANNOUNCES AGREEMENT TO ACQUIRE
SKINNY’S 102 CONVENIENCE STORES

DALLAS, TX — March 5, 2007 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced that it has entered into a definitive agreement to acquire Skinny’s, Inc., a privately held Abilene, Texas-based company that owns and operates 102 FINA branded stores in Central and West Texas. The total consideration is estimated to be approximately $70 million plus certain post-closing adjustments.

Of the 102 stores, two-thirds are owned and one-third are leased. Alon, which currently operates 206 stores in West Texas and New Mexico, expects to continue to operate these stores under the FINA brand and to supply motor fuels to the stores from its Big Spring refinery. Alon also anticipates converting the acquired stores to the 7-Eleven brand.

Jeff Morris, President and CEO of Alon, said, “This acquisition builds on our strategic objective of expanding the physical integration of our Big Spring refinery with our retail outlets via Southwest Convenience Stores. Furthermore, the addition of 102 stores to our current retail operations will strengthen our leadership position as the largest 7-Eleven licensee in the United States. Over the past 30 years, the Davis family has built a very strong business and we are delighted that the Skinny’s family is joining our retail operations.”

“We are excited about the opportunity to join the Alon team under the 7-Eleven brand,” said Joe Davis, President and CEO of Skinny’s, Inc. “Our cultures are founded on the same premise of serving the customer. Both of our companies are proud of our West Texas heritage and we at Skinny’s appreciate joining an organization that has operated the Big Spring Refinery for over 75 years. We are confident that our 102 stores will be a strong addition to Alon’s existing 206 locations.”

Alon anticipates that the closing of this acquisition will occur in the second quarter of 2007, following regulatory approval and other closing conditions.

Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the Southwestern and Western regions of the United States. The Company owns and operates four sour and heavy crude oil refineries in Texas, California and Oregon, with crude oil throughput capacity of approximately 170,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 200 convenience stores in West Texas and New Mexico under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery.

Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect Alon’s current expectations regarding future events, results or outcomes, including Alon’s expectations regarding the anticipated consummation of the Skinny’s, Inc. transaction. Such statements are based upon current beliefs and expectations of Alon’s management and are subject to risks and uncertainties, some of which are beyond Alon’s control, which could result in Alon’s expectations not being realized. Actual results could differ materially from those expressed in the forward-looking statements contained in this press release because of a variety of factors, including a significant change in the timing of, or the imposition of, conditions or legal impediments to the closing of the proposed transaction. Additional factors that may affect the future results of Alon are set forth in Alon’s filings with the Securities and Exchange Commission.

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